Exhibit 21.1

Subsidiaries of the Registrant

Subsidiary Name	Place of Incorporation
Fuqi International Holdings Co., Ltd.	British Virgin Islands

Shenzhen Fuqi Jewelry Co., Ltd.	People's Republic of China.